Exhibit H-1


                            UNITED STATES OF AMERICA
                                   before the
                       SECURITIES AND EXCHANGE COMMISSION

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.                /                , 2000

--------------------------------------------
                                            )
In the Matter of                            )
                                            )
Sierra Pacific Resources                    )
6100 Neil Road                              )
Reno, Nevada  89511                         )
                                            )
and                                         )
                                            )
Portland General Electric Company           )
121 SW Salmon Street                        )
Portland, Oregon  97204                     )
                                            )
(70-                    )                   )
                                            )
--------------------------------------------)


          Sierra Pacific Resources ("Sierra Pacific"), a Nevada corporation exempt from registration under section 3(a)(1) of the Public Utility Holding Company Act of 1935 ("Act"), 6100 Neil Road, Reno, Nevada 89511, has filed an application under section 13 of the Act and rules 88, 90, and 91 under the Act.

          Sierra Pacific has also filed a related application in File No.70-____ seeking approvals required to complete its proposed acquisition ("Merger") of Portland General Electric Company ("PGE"), an electric utility company. Following the Merger, Sierra Pacific will register as a holding company under the Act. The Sierra Pacific holding company system will include two public utilities in addition to PGE, Sierra Pacific Power Company and Nevada Power Company. Sierra Pacific proposes in its application to form a service company subsidiary, Sierra Pacific Resources Services Company ("SPRSC"). SPRSC will be incorporated in Nevada and will act as the Sierra Pacific holding company system's service company following the Merger.

          In order to ensure adequate oversight and realize economies of scale, certain administrative and service functions for the Sierra Pacific system will be consolidated and provided through SPRSC. As a general rule, the individual system companies will maintain services that can benefit from individualized application at the company level, with SPRSC offering system-wide coordination and strategy, oversight and other services where economies can be captured by the centralization of services. SPRSC will enter into a services agreement ("Services Agreement") with each of the subsidiaries in the Sierra Pacific system. Under these agreements, SPRSC will provide the subsidiaries with a variety of administrative, management, environmental and support services, either directly or through agreements with associate or non-associate companies, as needed.
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          As compensation for services, the Services Agreement will provide that the client companies pay to SPRSC the cost of such services, computed in accordance with the applicable rules and regulations (including, but not limited to rules 90 and 91) under the Act and appropriate accounting standards. Where more than one company is involved in or has received benefits from a service performed, the Services Agreement will provide that client companies will pay their fairly allocated pro rata share in accordance with the methods set out in a schedule to the Services Agreement. Thus, charges for all services provided by SPRSC to affiliated utility companies and non-utility companies will be on an "at cost" basis as determined under rules 90 and 91 under the Act.

          Sierra Pacific will structure the Services Agreement so as to comply with Section 13 of the Act and the Commission's rules and regulations thereunder.

          Sierra Pacific also requests authorization for the subsidiaries in its holding company system to enter, from time to time, into leases of office or other space with other associate companies. Any such lease will comply with the requirements of Rules 87, 90 and 91.

          Sierra Pacific's utility subsidiaries may also provide to one another services incidental to their utility businesses such as maintenance and emergency repairs and the services of personnel with specialized expertise. These services will be provided at cost in accordance with the standards of the Act and rules 87, 90 and 91 under the Act.


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